Registration No. 333-
As filed with the Securities and Exchange Commission on September 4, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE PROCTER & GAMBLE COMPANY
(Exact name of registrant as specified in its charter)

Ohio	31-0411980
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Address, including zip code, and telephone
number, including area code, of registrant’s principal executive offices)
The Procter & Gamble Savings Plan

Steven W. Jemison, Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-7854
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount	Proposed maximum	Proposed maximum aggregate	Amount of registration
registered	to be registered (1)(2)	offering price per unit(3)	offering price	Fee(1)
Common Stock (without par value)	11,690,336	$52.99	$619,470,905	$34,567

(1)	This Registration Statement covers 11,690,336 shares of common stock of the Registrant, without par value (the “Common Stock”), under The Gillette Company Employees’ Savings Plan that were unsold (the “Unsold Shares”) as of the time The Gillette Company Employees’ Savings Plan was merged into The Procter & Gamble Savings Plan on September 4, 2009. The Unsold Shares were previously registered by the Registrant on a Registration Statement on Form S-8 (File No. 333-146904) filed with the Securities and Exchange Commission on October 24, 2007 (the “October 2007 Registration Statement”) with respect to The Gillette Company Employees’ Savings Plan, and the filing fee associated with the Unsold Shares that was previously paid with the earlier Registration Statement was $25,505. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended (the “Securities Act”), such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement. Accordingly, the additional fees currently due amount to $9,062. Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the October 2007 Registration Statement in connection with deregistering the Unsold Shares with respect to The Gillette Company Employees’ Savings Plan and registering the Unsold Shares under this Registration Statement.

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of rule 457 of the Securities Act of 1933 (the “Securities Act”) on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on September 2, 2009, within five business days prior to filing.

PART II
Item 3. Incorporation of Documents by Reference
Item 5. Interests of Named Experts and Counsel
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
EX-5
EX-23.A
EX-24
EX-99

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The purpose of this Registration Statement relating to The Procter & Gamble Savings Plan is to register an additional 11,690,336 shares of Common Stock, which are of the same class of securities for which previously filed registration statements on Form S-8 relating to The Procter & Gamble Savings Plan are effective. Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-143801) filed on June 15, 2007 by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, is incorporated herein by reference.
Item 5. Interests of Named Experts and Counsel.
     The legality of the shares of Common Stock offered hereby is being passed upon for the Registrant by Jason P. Muncy, Esq. Senior Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio, 45202. Mr. Muncy is the owner of shares of Common Stock and holds stock options granted under one or more plans of the Registrant.
Item 8. Exhibits.

Exhibit No.	Description
(5)	Opinion of Counsel

(23)(a)	Consent of Deloitte & Touche LLP

(23)(b)	Consent of Jason P. Muncy, Esq. is contained in his opinion filed as Exhibit (5)

(24)	Power of Attorney

(99)	The Procter & Gamble Savings Plan

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 4th day of September, 2009.

THE PROCTER & GAMBLE COMPANY
By:	/s/ Jon R. Moeller
Name: Jon R. Moeller
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 4, 2009.

Signature	Title

*	President, Chief Executive Officer (Principal

Robert A. McDonald	Executive Officer) and Director

*	Chairman of the Board

A. G. Lafley

*	Chief Financial Officer (Principal Financial Officer)

Jon R. Moeller

*	Comptroller (Principal Accounting Officer)

Valarie L. Sheppard

*	Director

Kenneth I. Chenault

*	Director

Scott D. Cook

*	Director

Rajat K. Gupta

*	Director

Charles R. Lee

Signature	Title

*	Director

Lynn M. Martin

*	Director

W. James McNerney, Jr.

*	Director

Johnathan A. Rodgers

*	Director

Ralph Snyderman

*	Director

Patricia A. Woertz

*	Director

Ernesto Zedillo

*By:	/s/ Steven W. Jemison
Steven W. Jemison as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
(5)	Opinion of Counsel

(23)(a)	Consent of Deloitte & Touche LLP

(23)(b)	Consent of Jason P. Muncy, Esq. is contained in his opinion filed as Exhibit (5)

(24)	Power of Attorney

(99)	The Procter & Gamble Savings Plan